Exhibit 10.19

EXECUTION VERSION

October 2, 2013

Essent Group Ltd.
Clarendon House
2 Church Street
Hamilton HM 11, Bermuda

Re:                             Letter Agreement

Ladies and Gentlemen:

This Letter Agreement, dated as of October 2, 2013 (this “Agreement”), is between The Goldman Sachs Group, Inc. (“Goldman Sachs”) and Essent Group, Ltd. (the “Company”).

WHEREAS:

A.                                    Goldman Sachs is a Delaware corporation and a bank holding company and a financial holding company regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and subject to the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

B.                                    The Company is a Bermuda-based holding company and the parent company of Essent US Holdings, Inc., which, through its subsidiaries, offers private mortgage insurance and reinsurance coverage with respect to United States risks.

C.                                    On May 27, 2009, Goldman Sachs acquired 28.90% of the Company as part of the Company’s $500 million capital raise.

D.                                    Because of the size of its ownership in the Company, Goldman Sachs may be deemed to “control” the Company for purposes of the BHC Act.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, for so long as Goldman Sachs may be deemed to “control” the Company for purposes of the BHC Act, the parties hereto agree as follows:

1.                                      General Requirements Regarding Company Policies and Procedures.

(a)                                 The Company shall establish, maintain and enforce, and cause its Subsidiaries to establish, maintain and enforce, policies and procedures reasonably designed to ensure compliance with all applicable laws or published guidance released by any regulatory authority with direct oversight over the Company or its Subsidiaries, including the Federal Reserve, to address activities and risks of the Company’s and its Subsidiaries’ business operations (the “Company Policies and Procedures”).

(b)                                 Goldman Sachs shall notify the Company if, in Goldman Sachs’ reasonable judgment, revisions or supplements to the Company Policies and Procedures are necessary or appropriate for the Company, its Subsidiaries or Goldman Sachs to comply with the BHC Act and the regulations and written guidance of the Federal Reserve thereunder or any other law, regulation or written guidance released by any governmental authority that is directly applicable to the Company.  To the extent that certain revisions or supplements to the Company Policies and Procedures are necessary by virtue of the Company being a controlled subsidiary of Goldman Sachs for purposes of the BHC Act, Goldman Sachs shall provide the Company with specific suggested language for any such revisions or supplements and will use commercially reasonable efforts to ensure that any such revisions or supplements are not overly burdensome or unnecessarily impactful on the business of the Company.

2.                                      Financial in Nature Activities; Consent Requirements.

(a)                                 The Company shall make a good faith effort to engage only in activities that are permissible for a financial holding company, as defined in the BHC Act, including those activities listed in Section 225.86 of the Federal Reserve’s Regulation Y, unless otherwise notified by Goldman Sachs that certain activities are no longer permissible for entities that are deemed to be “controlled” by Goldman Sachs under the BHC Act.  The Company shall make a good faith effort to comply with Section 13 of the BHC Act, and any final regulations promulgated thereunder (the “Volcker Rule”), of which it has specific knowledge.

(b)                                 The Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Goldman Sachs, purchase or otherwise acquire any shares of capital stock or other equity securities or similar interests (or securities or derivatives convertible into or exchangeable or exercisable for shares of capital stock or other equity securities or similar interests) of any Bank Entity, Consumer Financial Entity, Financial Company or Large Financial Company beyond those owned by the Company and its Subsidiaries, in the aggregate, as of the date hereof.

(c)                                  The Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Goldman Sachs, do future business with or purchase the obligations of, any entities set forth on Schedule 2(c), which may from time to time be modified by Goldman Sachs; provided, however, that if any such modification of Schedule 2(c) would have a material adverse impact on the business of the Company, the Company may notify Goldman Sachs and the parties will endeavor in good faith to find a solution that would lessen or eliminate such negative impact.

(d)                                 In the event that the Company seeks the prior written consent of Goldman Sachs pursuant to Sections 2(b) and 2(c) herein, the Company shall provide prior written notice to Goldman Sachs at gs-bhc-notifications@gs.com (the “Prior Notice”).  Upon receipt of the Prior Notice, Goldman Sachs will have 10 business days to provide to the Company its written notice of objection or non-objection of the proposed activity or acquisition.  Any such objection notice shall include the reason(s) for such objection and shall be valid only if the proposed activity or investment (i) could reasonably result in Goldman Sachs being in violation of the BHC Act, any regulation or written guidance promulgated thereunder, or any law, rule or regulation issued by a federal or state bank regulatory authority or consumer regulatory authority, (ii) could otherwise reasonably result in Goldman Sachs being in violation of any agreement with a governmental authority or (iii) could reasonably result in Goldman Sachs being deemed to “control” for purposes of the BHC Act the issuer of such security for purposes of the BHC Act.  If the Company does not receive a written notice of objection or non-objection within 10 business days of receipt by Goldman Sachs of notice from the Company of its intention to engage in the particular activity or investment, Goldman Sachs shall be deemed to have not objected to the proposed activity or investment.

(e)                                  Notwithstanding anything to the contrary in this Agreement, the requirements of Section 2(b) herein shall not apply to any transaction in which the Company is purchasing or acquiring a controlling interest in an insurance company or a reinsurance company; provided that (i) such insurance or reinsurance company is engaged solely in activities engaged in by the Company or its Subsidiaries, or in activities incidental or complementary to such activities, as of the date hereof (or otherwise contemplated as proposed activities in the Company’s 2013 Business Plan) that would otherwise be permissible activities for the Company or its Subsidiaries under applicable insurance laws, (ii) such company’s assets are equal to or less than 50% of the consolidated assets of the Company and, when aggregated with the Company’s assets, the Company would not be a Large Financial Company, and (iii) such acquisition is not expected to result in any materially adverse legal or regulatory consequences for the Company, its Subsidiaries or Goldman Sachs.

3.                                      Access to Information and Personnel; Regulatory Reporting.

(a)                                 At the expense of Goldman Sachs and upon commercially reasonable prior written request (including via e-mail) of Goldman Sachs from time to time, the Company shall provide access to all the books and records of the Company and its Subsidiaries to Goldman Sachs, to the Federal Reserve and to any other governmental authority having jurisdiction over Goldman Sachs or any of its Affiliates and to any outside auditor chosen by Goldman Sachs and reasonably acceptable to the Company in order to, in the case of auditors, conduct an audit of the Company Policies and Procedures and Company’s compliance therewith, including allowing Goldman Sachs, such auditors and such governmental authority to visit and inspect the Company’s properties, examine and make copies of their books of account and records, and discuss the Company’s affairs, finances and accounts with the Company’s officers and legal, regulatory or compliance personnel.  Any third party audit shall be conducted on reasonable prior notice to the Company, during normal business hours of the Company; provided, that no exercise of such rights shall interfere with the operation of the Company.  The Company shall grant to Goldman Sachs access to any materials viewed by the Federal Reserve if requested by Goldman Sachs and permissible under applicable law, unless otherwise instructed or requested by the Federal Reserve.  Any third-party auditor shall be required to enter into a nondisclosure agreement in a form acceptable to the Company and at least as protective of the Company’s information as the provisions of the form of nondisclosure agreement attached hereto as Schedule 3.

(b)                                 The Company shall, and shall cause its Subsidiaries to, promptly comply with any reasonable compliance inquiry or request for information by Goldman Sachs arising from Goldman Sachs’ reporting obligations to the Federal Reserve.  Goldman Sachs shall reimburse the Company and its Subsidiaries for any reasonable out-of-pocket third-party costs and expenses incurred by the Company or its Subsidiaries in order to comply with any such inquiry or request for information including but not limited to reasonable attorneys’ fees.

(c)                                  Goldman Sachs agrees that any information provided to it by the Company in connection with a notice pursuant to Sections 2(b) or 2(c) hereunder will not, without the Company’s prior written consent, be shared with divisions or groups within Goldman Sachs other than the Legal and Compliance Divisions and others that are required for a determination with respect to such a notice and such information shall be used solely for the purposes of making such a determination.

4.                                      Obligation to Update Goldman Sachs.  To the extent permitted by applicable law or regulation, the Company shall give Goldman Sachs prompt written notice of, and reasonable access to documents relevant to, any of the following matters:

(a)                                 Any criminal or regulatory investigation or proceeding against the Company or any of its Subsidiaries; or

(b)                                 Any event or occurrence with respect to the Company or any of its Subsidiaries that would, or could reasonably be expected to, result in material adverse legal, regulatory or reputational consequences for the Company, its Subsidiaries or Goldman Sachs and its Affiliates (including, for example, any applicable governmental authority noting any material regulatory, legal or internal control deficiencies at the Company or any of its Subsidiaries in a report of regulatory examination).

5.                                      Remediation.  The Company shall, and shall cause its Subsidiaries to, take all reasonable actions that Goldman Sachs may reasonably request to cause any violations of law or regulation and any material legal, regulatory or internal control deficiencies (including violations of policies and procedures) to be promptly remedied.  Goldman Sachs shall promptly reimburse the Company for all reasonable and documented costs and expenses incurred by the Company in connection with any actions taken by the Company resulting solely from its being a controlled subsidiary of Goldman Sachs under the BHC Act, including but not limited to attorneys’ fees.

6.                                      Management Officials.  The Company must consult with Goldman Sachs before any natural person deemed to be a Management Official of the Company or any of its Subsidiaries takes a position as a Management Official of any Depository Organization or any Affiliate thereof, or any nonbank financial company designated by the Financial Stability Oversight Council for supervision by the Federal Reserve or any Affiliate thereof.  The Company must advise all natural persons deemed to be Management Officials of the Company and each of its Subsidiaries of this requirement.  For purposes of this Section 6 only, all capitalized terms (with the exception of Company or Subsidiary) are defined as they are defined in the Federal Reserve’s Regulation L (12 C.F.R. Part 212).

7.                                      Determination of Non-Control.  Upon the request of the Company, and pursuant to Goldman Sachs’ standard practices, Goldman Sachs will consider in good faith, at any time, whether it may not be deemed to “control” the Company for purposes of the BHC Act and will promptly notify the Company of its determination.

8.                                      Semi-Annual Compliance Certificate.  Promptly upon Goldman Sachs’ request which is anticipated to be on or about January 31st and July 31st of each calendar year, the Company shall prepare and deliver to Goldman Sachs a compliance certificate, in the form attached hereto as Schedule 8.  Goldman Sachs may amend or revise the form of compliance certificate from time to time to the extent it determines reasonably necessary to comply with applicable laws or guidance released by any applicable governmental authority.

9.                                      Future Cooperation.  Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement.

10.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

11.                               Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

12.                               Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such state.

13.                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 13 shall be null and void.

14.                               Confidentiality.  Each of the parties hereto shall (a) safeguard, hold strictly confidential, and not disclose or otherwise make available to unauthorized parties any and all non-public information relating to this Agreement and the transactions contemplated herein and (b) not use information disclosed under this Agreement and the transactions contemplated herein for any purpose unrelated to this Agreement and such transactions.  For purposes of the foregoing, only officers, directors, employees, third-party service providers, consultants and agents (including accountants, auditors and attorneys) of each party shall be authorized parties on a “need to know” basis consistent with their respective positions, legal obligations and responsibilities.  Notwithstanding the foregoing, disclosure may be made by either party (x) in a manner and to the extent required to comply with legal and regulatory requirements applicable to the disclosing party, or with an order of any court, subpoena or legal process or if requested by, or required to be submitted to, a state or federal regulatory authority or administrative agency (including a federal or state bank regulatory agency) or a self-regulatory organization and (y) to a court, arbitrator or mediator as required to enforce its rights under this Agreement or the transactions contemplated herein.

15.                               Definitions.  The terms defined in this Section 15 shall have the meanings herein specified, unless the context clearly requires otherwise:

(a)                                 “Affiliate” or “Affiliates” shall have the same meaning as defined in Section 1841(k) of the BHC Act and Section 225.2(a) of Regulation Y promulgated thereunder and as interpreted by the staff of the Federal Reserve.

(b)                                 “Bank Entity” means (i) an insured bank as defined in 12 U.S.C. § 1813(h), (ii) a bank as defined in 12 U.S.C. § 1841(c), (iii) a company registered as a bank holding company with the Federal Reserve pursuant to 12 U.S.C. § 1842 and the regulations promulgated thereunder, (iv) a savings association organized or chartered under the “Home Owners’ Loan Act of 1933”, as may from time to time be amended, or under the laws of any other state, (v) a company registered as a savings and loan holding company with the Federal Reserve, pursuant to 12 U.S.C. § 1467(a) and the regulations promulgated thereunder, (vi) any foreign banking organization that maintains a branch, agency or commercial lending company subsidiary in the United States, and any company that controls such a foreign banking organization, or (vii) any foreign bank and any company that controls such a foreign bank.

(c)                                  “Consumer Financial Entity” means a company that offers or provides “consumer or financial products or services” as such term is defined in Title X, Section 1002(5) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(d)                                 “Financial Company” means a company that engages in activity set forth in (i) 12 C.F.R. § 225.28 of the Federal Reserve’s Regulation Y, (ii) 12 C.F.R. § 225.86(a)(2) of the Federal Reserve’s Regulation Y, (iii) 12 C.F.R. § 211.5(d) of the Federal Reserve’s Regulation K, (iv) Sections 1843(k)(4)(A)-(E), (H) and (I) of the BHC Act, and (v) 12 C.F.R. § 225.86(d) of the Federal Reserve’s Regulation Y.

(e)                                  “Large Financial Company” means a Financial Company having total consolidated assets of $10 billion or more.

(f)                                   “Subsidiary” or “Subsidiaries” shall have the same meaning as defined in Section 1841(d) of the BHC Act and Section 225.2(o) of Regulation Y promulgated thereunder and as interpreted by the staff of the Federal Reserve.

[Next page is a signature page.]

IN WITNESS WHEREOF, each of The Goldman Sachs Group, Inc. and Essent Group, Ltd. have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date set forth above.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Manda D’Agata
Name:	Manda D’Agata
Title:	Managing Director

ESSENT GROUP LTD.

By:	/s/ Mark A. Casale
Name:	Mark A. Casale
Title:	President and CEO

[Signature Page to Letter Agreement]

INDEX OF SCHEDULES

2(c)                           List of Entities

3                                         Form of Nondisclosure and Confidentiality Agreement

8                                         Form of Semi-Annual Compliance Certificate

Schedule 2(c)

List of Entities:  Parent company along with bank subsidiaries

•                                          Avenue Financial Holdings, Inc.

•                                          Avenue Bank

•                                          Atlantic Capital Bancshares, Inc.

•                                          Atlantic Capital Bank

•                                          SKBHC Holdings, LLC

•                                          The First National Bank of Starbuck

•                                          AmericaWest Bank

•                                          Taikang Life Insurance Co Ltd.

•                                          MoneyGram International

•                                          Carver Bancorp

•                                          Carver Federal Savings Bank

Schedule 3

Form of Nondisclosure and Confidentiality Agreement

NON-DISCLOSURE and CONFIDENTIALITY AGREEMENT

This Non-Disclosure and Confidentiality Agreement (“Agreement”) is entered into this 2nd day of October, 2013 between and among Essent Group Ltd. (“Essent”) and                            (“Counterparty”).

WHEREAS, Essent and Counterparty are engaged in a business relationship (the “Transaction”);

WHEREAS, Essent or Counterparty (as applicable, the “Recipient”) may, from time to time, be provided or otherwise have access to non-public, proprietary information about or from the other (as applicable, the “Discloser”) that is proprietary in nature and intended to be kept confidential.  As a condition to furnishing such information, it is required that Recipient agrees to treat confidentially certain information furnished (the “Confidential Material”).  Confidential Information shall also include information of or relating to any parent, subsidiary or affiliate of Essent or Counterparty.

WHEREAS, it is the desire of both parties to provide for the confidentiality of the Confidential Material:

NOW, THEREFORE, the parties hereto agree as follows:

1.  Definition of Confidential Material.  In connection with discussions regarding the Transaction (the “Discussions”), the term “Confidential Material” means any information (whether in written, electronic, oral or other form) that is transmitted by or on behalf of Discloser, before or after the date hereof, whether denominated as confidential or not, which could be reasonably understood by Recipient to be, proprietary and confidential, including, without limitation, any computer programs, business plans, work product, analyses, sales data, financial data, product/services specifications and designs, customer data, personnel information, software, codes, reports, processes, screen layouts, printouts, memoranda, notes, correspondence, marketing plans, studies, derivative works, documents, training materials, records, information regarding business transactions and any other information delivered by or on behalf of Discloser to Recipient pursuant to this Agreement.  The term Confidential Material also includes all Nonpublic Personal Information (as defined in the Gramm-Leach-Bliley Act of 1999 (15 U.S.C § 6801 et. seq.) and its implementing regulations. The term Confidential Material does not include any information that is (i) already known to the public at the time of disclosure or thereafter becomes generally available to the public (other than as a result of its disclosure in breach of this Agreement); or (ii) was or becomes available to Recipient from a person not otherwise known to Recipient after reasonable inquiry to be prohibited from transmitting the information to Recipient; or (iii) is produced as a result of Recipient’s independent development without use of any Confidential Material of Discloser.  As used in this Agreement, “person” shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual.

2.  Agreement Not to Disclose.  Recipient agrees not to, and to cause its relevant parent, subsidiaries, partners, officers, directors, employees and other affiliates and representatives (the “Authorized Group”) not to, disclose the Confidential Material of Discloser to any person or entity, directly or indirectly, other than those members of Recipient’s Authorized Group who have a need to know such information in order to evaluate the Transaction or provide services approved by Discloser and except as provided specifically herein, Recipient agrees to, and to cause its Authorized Group to maintain such Confidential Material in the strictest confidence.  Prior to receiving any Confidential Material, the Authorized Group must agree in writing to be bound by the terms of this Agreement or a similar confidentiality agreement with terms materially equivalent to those contained herein. Notwithstanding the above, obligations of confidentiality and nondisclosure contained herein shall be modified to the extent disclosure of the Confidential Material is specifically required by law; provided however, in any case in which disclosure is so required that (i) prompt advance notice of any such disclosure shall be provided to Discloser as may be legally permissible including but not limited to the existence, terms and circumstances surrounding the possible disclosure; (ii) Discloser is provided an opportunity to object to, resist or narrow the scope of such disclosure or seek a protective order with respect thereto (to the extent legally permissible) and Recipient cooperates with such actions at Discloser’s expense; and (iii) unless prohibited by law, copies of all communications between Recipient and the third party requesting, demanding or requiring disclosure is promptly supplied to Discloser.  If such protective order or other remedy is not obtained by Discloser, Recipient may disclose without liability hereunder that portion of the Confidential Material that, in the opinion of Recipient’s counsel, it must disclose or else be liable for contempt or other penalty or censure; provided, however, that Recipient agrees to use its reasonable best efforts to obtain assurance that the Confidential Material will be treated confidentially upon any such disclosure.

3.  Standard of Care.  Recipient agrees that the information contained in the Confidential Material shall be kept confidential and maintained by Recipient in the strictest confidence with at least the same duty of care with which it protects its own confidential material of like import, but in no event less than a commercially reasonable standard of care (except as otherwise specifically provided herein).

To the extent that Recipient receives any Nonpublic Personal Information, Recipient agrees that it will maintain commercially appropriate physical, technical, and administrative safeguards designed to (i) ensure the security and confidentiality of such Nonpublic Personal Information in accordance with the Gramm-Leach-Bliley Act and its implementing regulations; (ii) protect against any anticipated threats or hazards to the security or integrity of such Nonpublic Personal Information, and (iii) protect against unauthorized access to or use of such Nonpublic Personal Information that could result in substantial harm or inconvenience to any individual whose Nonpublic Personal Information is made available to the Disclosing Party.  Recipient will notify Discloser of any unauthorized use of or access to Nonpublic Personal Information provided by or on behalf of the Disclosing Party within a commercially reasonable amount of time from its discovery of such unauthorized use or access.

4.  Continuation of Obligations.  It is understood and agreed that Recipient shall be bound by the obligations contained in this Agreement effective as of the date set forth above, during the course of the Discussions and during the term of any ensuing business relationship.  Upon termination of the Discussions or any ensuing business relationship, Recipient shall continue to be bound by these obligations.  Furthermore, in the event that the Discussions are terminated after Recipient has been furnished with Confidential Material, or at anytime upon the written request of Discloser, Recipient shall promptly destroy or deliver to Discloser all Confidential Material (whether prepared by Recipient or any other person or entity) and retain no copy thereof; provided, however, that Recipient may retain an archival copy of Discloser’s Confidential Material in accordance with its record retention policies and subject to the confidentiality obligations contained herein or as may be required by law for audit, legal, and/or regulatory compliance purposes; and provided further that the Recipient shall not be required to remove copies of the Confidential Material from its backup media and servers, where doing so would be commercially impracticable.  Notwithstanding the return, destruction, retention or erasure of any Confidential Material, Recipient will continue to be bound by its obligations of confidentiality and non-disclosure, as well as its other obligations hereunder.

5.  Remedy for Breach.  It is understood and agreed that the information contained in the Confidential Material constitutes a valuable asset of Discloser and the unauthorized disclosure and/or improper use of this information might cause irreparable damage and harm for which a remedy at law may be inadequate.  Accordingly, it is understood and agreed that money damages may not alone be a sufficient remedy for any breach of this Agreement and that Discloser shall be entitled to an injunction restraining Recipient from such breach without the necessity of posting any bond therefor.  Such remedy shall not be deemed to be the exclusive remedy for the breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

It is further understood and agreed that any failure or delay in exercising any rights hereunder, or any single or partial exercise of such rights, shall not operate as a waiver of such rights.  Any waiver concerning the breach of an obligation contained herein shall not be construed as a waiver of any other or subsequent breach.

6.  Governing Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by, and construed, interpreted and enforced in accordance with the internal laws, and not the law of conflicts of, the Commonwealth of Pennsylvania.  The parties also hereby irrevocably and unconditionally consent to, submit and waive any objections to the exclusive jurisdiction of and exclusive venue in the courts of the Commonwealth of Pennsylvania and of the United States of America located in Delaware County, Pennsylvania or the Eastern District of Pennsylvania in any and all actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts).

7.  Modifications and Assignments.  There shall be no modification or amendment to this Agreement unless in writing and signed by both parties to this Agreement.  Neither party shall transfer or assign this Agreement or any rights or delegate any obligations hereunder, in whole or in part, whether voluntary or by operation of law, without the prior written consent of the other party; provided that either party shall have the right to assign this Agreement and the obligations hereunder, without the other party’s prior written consent, to an affiliate or to any successor by way of merger or consolidation or the acquisition of all or substantially all of the business and assets of such party relating to the Agreement, unless such successor could reasonably be construed to be competitive with the business of Discloser or any of its subsidiaries or affiliates.  This Agreement will inure to the benefit of and be binding upon the parties, their successors, administrators, heirs and permitted assigns.  No third party beneficiary is intended or shall be construed as created by virtue of this Agreement.

8.  Duty Not to Disclose.  Unless otherwise required by law, Recipient will not, without the prior written consent of Discloser, disclose to any person, other than the Authorized Group, either the fact that Discussions are taking place concerning the Transaction, or any of the terms, conditions, or other facts with respect to the Transaction or an actual business relationship, including the status thereof and the fact that the Confidential Material has been made available.  Except as expressly provided herein with respect to confidentiality and non-disclosure of the Confidential Material, nothing in this Agreement shall obligate any party in any manner whatsoever with respect to the consummation of negotiations for the Transaction.

9. Invalidity or Unenforceability of Certain Provisions.  The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of any other provision of this Agreement.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and such counterparts together will constitute one and the same agreement.

10. Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any prior or contemporaneous oral or written agreements with respect to such.  This Agreement shall remain in full force and effect unless and until a subsequent, written agreement, if any, expressly providing for confidentiality is executed by the parties hereto.

11.  Term.  The term of this Agreement shall be for a period of two years from the termination of the Transaction or termination of Discussions, whichever is later; provided, however, that any obligations of confidentiality relating to the Nonpublic Personal Information shall survive indefinitely.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

The Goldman Sachs Group		Essent Group Ltd.

By:	/s/ Manda D’Agata	By:	/s/ Mark A. Casale

Name:	Manda D’Agata	Name:	Mark A. Casale

Title:	Managing Director	Title:	President and CEO

Schedule 8

Form of Semi-Annual Compliance Certificate

ESSENT GROUP LTD.

SEMI-ANNUAL COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Letter Agreement, dated as of October 2, 2013 (the “Agreement”), between The Goldman Sachs Group, Inc. (“Goldman Sachs”) and Essent Group, Ltd. (the “Company”).  Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Agreement.

I,                                                   , [Chief Executive Officer/Chief Financial Officer/Head of Compliance/General Counsel] of the Company, do hereby certify, on behalf of the Company and not in my individual capacity, as follows:

The Company has, and the Company has caused its Subsidiaries to have, during the previous six-month period ending [January 31st]/[July 31st], performed and complied in all material respects with the obligations and covenants applicable to the Company and its Subsidiaries in the Agreement, including compliance with the provisions of Section 8 thereof.

IN WITNESS WHEREOF, I have signed this certificate as of the date first set forth above.

By:
Name:
Title: [To be executed by Chief Executive Officer, Chief Financial Officer, Head of Compliance, or General Counsel]